Exhibit 10.2

August 10, 2016

Jon Werther
717 Montana Drive
Morganville NJ 07751

Dear Jon:

This is to confirm the terms and conditions of your continued employment with Meredith Corporation (“Meredith”). This Agreement shall become effective August 10, 2016 (the “Effective Date”), subject to your execution of this Agreement and approval by Meredith’s Board of Directors prior to that date.
Your title as of the Effective Date will be President, National Media Group. Your primary office will be in Meredith’s offices in New York, New York, but you will be expected to travel to Meredith’s other offices or locations as appropriate to meet Meredith’s business needs. Your minimum base salary as of the Effective Date will be $600,000 annually. Subsequent to Fiscal Year 2017, you will be eligible for merit increase consideration pursuant to company policy. You will be eligible to participate in the Management Incentive Plan (MIP) for such periods as it continues in effect, subject to the terms of the plan and to the discretion vested in the Compensation Committee of the Board of Directors by the plan, with a 70% base pay “target.” Any MIP payment will be paid out in August following the applicable Fiscal Year (the Fiscal Year runs from July 1 through June 30), and is conditioned on your active employment with Meredith at the end of the performance period (June 30) for the applicable Fiscal Year.
You will also be eligible to participate in an annual three-year Cash Long-Term Incentive Program (“Program” or “LTIP”) in which you will have the opportunity to earn an additional cash payment of $175,000, minus applicable withholdings and deductions, conditioned upon the achievement of certain specified financial objectives. Any payment under this Program will be made after the first regular August meeting of Meredith’s Board of Directors immediately following the conclusion of the three-year Program, subject to the terms of the Program and to the discretion vested in the Compensation Committee of the Board of Directors, and conditioned on your continued employment at Meredith at the time of payment.
During your employment under this Agreement, you will be eligible to participate in Meredith’s non-qualified stock incentive plan, with the following grants to be awarded in August 2016:

10,000 Non-Qualified Stock Options, three-year cliff
3,100    Restricted Stock Units, three-year cliff.

The August 2016 grants and any subsequent grant are subject to the terms of the plan and to the discretion and approval of the Compensation Committee of the Board of Directors.

During your employment under this Agreement, you will receive or be eligible to participate in, to the extent permitted by law, the various perquisites and plans generally available to officers of Meredith, in accordance with the provisions thereof as in effect from time to time, including, without limitation, the Meredith Supplemental Benefit Plan, a minimum of four (4) weeks of vacation per year, and to reimbursement for reasonable expenses you incur in connection with the performance of your duties for Meredith.

It is understood that this Agreement and your employment hereunder may be terminated by Meredith at any time for “Cause,” in which case you will receive only your base salary through the date on which notice of termination is given. Cause is defined as an ongoing or material failure to perform your job duties, excessive absenteeism, misconduct in the performance of duties (including, but not limited to, a violation of Meredith’s Code of Business Conduct); embezzlement; fraud; dishonesty; commission of a criminal act; insubordination; or personal or professional conduct which may bring embarrassment or disgrace to Meredith.
It is further understood that this Agreement and your employment hereunder may be terminated by Meredith at any time without Cause. In the event your employment is terminated by Meredith without Cause, then, in return for you executing a Separation Agreement that includes a full release of all employment-related claims:

a.	Meredith will pay, on a regular payday basis, the equivalent of your then biweekly base salary, minus applicable withholdings and deductions, for a period of twelve (12) months (“Release Pay”).

b.
You agree if, as a result of your termination without Cause, you would be eligible to receive compensation and benefits under Meredith’s Severance Pay Plan, you may be treated under either that Plan or under this Agreement; but you are not entitled to payment or benefits under both this Agreement and under Meredith’s Severance Pay Plan under any circumstances.

In return for the above consideration and in acceptance of this offer you agree to the terms and conditions set forth below:

(1)
While you are employed by Meredith and for a period of twelve (12) months thereafter (“Restricted Period”), you will not solicit for employment, refer or approve for employment, hire or employ in any capacity or advise or recommend to any other person or entity that it hire, employ or solicit for employment any person who as of your last day of employment, or at any time during the Restricted Period, was an employee of Meredith Corporation, including its subsidiaries, affiliated companies and operating groups. In addition, while you are employed by Meredith and for a period of twelve (12) months thereafter, you will not render services directly or indirectly as an employee, officer, director, consultant, independent contractor, or in any other capacity to any of the entities listed on Exhibit A.

(2)
While you are employed by Meredith and thereafter, you will not use, divulge, sell or deliver to or for yourself or any other person, firm or corporation other than Meredith any confidential information of Meredith in any form; or memoranda, reports, computer software and data banks, customer lists, employee lists, contracts, strategic plans and any and all other documents containing trade secrets concerning Meredith and its business operations (“Confidential Information”). Confidential Information does not include information available from or which can be ascertained through public means (e.g., phone books, published materials or industry publications). Notwithstanding the above, you understand that you have immunity from criminal or civil liability for disclosure of a trade secret: (1) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (3) in a lawsuit against Meredith for retaliation for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file under seal any document containing the trade secret, and do not disclose the trade secret except pursuant to court order. You will destroy or surrender to Meredith all Confidential Information and all other property belonging to Meredith at the conclusion of your employment.

(3)
While you are employed by Meredith and thereafter, you agree to cooperate with Meredith in the truthful and honest prosecution and/or defense of any claim in which Meredith may have an interest (with the right of reimbursement for reasonable expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving Meredith, permitting interviews with representatives of Meredith, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in your possession or control arising out of your employment in a reasonable time, place and manner.

This Agreement shall be governed by Iowa law. This Agreement constitutes our entire agreement and it supersedes any prior written or oral employment agreement, including but not limited to the letter agreement you executed on April 10, 2012 and the amendment thereto you executed on July 29, 2013. This Agreement may be modified only in writing signed by you and a duly authorized officer of Meredith.

Meredith Corporation and I look forward to our future association with you under the terms expressed above. Please confirm your acceptance by signing as indicated below.

MEREDITH CORPORATION

BY: /s/ Scott Rundall
Scott Rundall
___________________________________________________________________________________
I understand and accept the terms and conditions of my employment with Meredith as expressed above.
/s/ Jon Wether                    Date: August 11, 2016
Jon Werther

Exhibit A

•	American Media

•	AOL

•	Condé Nast/ Advance

•	Disney

•	Google

•	Hearst

•	NBC Universal

•	Readers’ Digest

•	Rodale

•	The Bonnier Group

•	The Scripps Network

•	Time Warner/Time, Inc.

•	Yahoo

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